Exhibit 99.1

Bel Reports First Quarter Results

JERSEY CITY, N.J. -- Bel Fuse Inc. (NASDAQ:BELFA) (NASDAQ:BELFB) today announced preliminary unaudited financial results for the first quarter of 2011.

First quarter highlights

•	Sales increased 27% to a first quarter record $71.4 million compared to $56.1 million for the first quarter of 2010.

•	Net earnings increased to $3.2 million versus a net loss of $0.1 million (after charges of $1.2 million) for the first quarter of 2010.

•	Excluding charges, non-GAAP net earnings for this year's first quarter were $0.27 per diluted Class A share and $0.29 per diluted Class B share.

•	Cost of sales decreased to 80.0% of sales versus 84.1% for the first quarter of 2010.

•	Cash and investments were approximately $94.7 million as of March 31, 2011.

•	Bel is soliciting proxies to elect two independent nominees to the Board of Directors of Pulse Electronics Corporation.

CEO comments

"The new year is off to a good start, led by solid shipments of interconnect products and modules in the first quarter. Cinch interconnect products performed extremely well during the quarter. Within the modules product group, sales of both smart-grid and DC-DC converter modules were particularly strong. Margins increased as higher sales contributed to an increase in production efficiency at our plants in China compared to the first quarter of 2010. With improved profitability and strong cash flow, our cash and investments increased by more than $9 million since the end of last year to $94.7 million," said Daniel Bernstein, Bel's President and CEO.

"Five years ago, representatives from Bel and Pulse began discussing a framework for a potential business combination that we believed made strong strategic sense and had the potential to create more value than either company could achieve on its own. Since 2008, Bel has repeatedly attempted to meet with Pulse's Board to engage in serious discussions regarding a transaction, but each time we were asked to wait. Until recently, we honored Pulse's repeated requests to defer discussions; however, due to the rapidly changing dynamics of our industry, we felt we could no longer remain passive. As a result, we are soliciting proxies to elect two director nominees to the Pulse Board of Directors at Pulse's 2011 Annual Meeting of Shareholders scheduled for May 18, 2011. These highly qualified director nominees have no past affiliation with Bel, were selected by an independent third party based on their qualifications, and are solely concerned with pursuing the best interests of Pulse shareholders," Bernstein added.

First Quarter Results

For the three months ended March 31, 2011, net sales increased to a first quarter record $71,403,000 compared to $56,069,000 for the first quarter of 2010. This year's first quarter net sales included $16,700,000 attributable to Cinch Connectors, which was acquired on January 29, 2010. For the period from its acquisition to the end of the first quarter of 2010, revenue attributable to Cinch Connectors was $9,900,000.

Cost of sales decreased to 80.0% of sales for the first quarter of 2011, compared to 84.1% of sales for the first quarter of 2010.

Net earnings for the first quarter of 2011 were $3,244,000, which were net of severance charges of $135,000 ($92,000 after tax). This compares to a net loss for the first quarter of 2010 of $120,000. The net loss for the first quarter of 2010 included $575,000 ($502,000 after tax) of severance charges and $1,078,000 ($668,000 after tax) of costs related to the Cinch Connectors acquisition.

Excluding severance charges, non-GAAP net income for the first quarter of 2011 was $3,336,000. This compares to non-GAAP net income for the first quarter of 2010 of $1,050,000, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition. A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.

Net earnings per diluted Class A common share for the first quarter of 2011 were $0.26, compared to a net loss per Class A common share of $0.02 for the first quarter of 2010. Adjusted to exclude severance charges, non-GAAP net earnings per diluted Class A common share were $0.27 for the first quarter of 2011, compared to non-GAAP net earnings per diluted Class A common share of $0.08 for the first quarter of 2010, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition.

Net earnings per diluted Class B common share were $0.28 for the first quarter of 2011, compared to a net loss per Class B common share of $0.01 for the first quarter of 2010. Adjusted to exclude severance charges, non-GAAP net earnings per diluted Class B common share were $0.29 for the first quarter of 2011, compared to non-GAAP net earnings per diluted Class B common share of $0.09 for the first quarter of 2010, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition.

Excluding severance charges, non-GAAP income from operations for the first quarter of 2011 was $4,349,000, including non-GAAP operating income of approximately $1,804,000 at Cinch Connectors. For the first quarter of 2010, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition, non-GAAP income from operations was $1,376,000, including non-GAAP operating income of approximately $565,000 at Cinch Connectors.

Balance Sheet Data

As of March 31, 2011, Bel reported working capital of $162,442,000, including cash, cash equivalents, and marketable securities of $94,719,000, a current ratio of 5.1, total long-term obligations of $10,990,000, and stockholders' equity of $223,977,000. In comparison, as of December 31, 2010, Bel reported working capital of $157,296,000, including cash, cash equivalents, and marketable securities of $85,535,000, a current ratio of 4.4, total long-term obligations of $10,571,000, and stockholders' equity of $220,333,000.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EDT today. To participate in the call, dial (720) 545-0088, conference ID #60676668. A simultaneous webcast is available from the Events and Presentations link of the Investor Info tab at www.belfuse.com. The webcast will be available for replay, for a period of 20 days, at this same Internet address. For a telephone replay, dial (706) 645-9291, conference ID #60676668 after 2:00 p.m. EDT.

About Bel

Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies). The Company operates facilities around the world.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation has commenced at this time. In connection with the Company's proposal to acquire Pulse, the Company may file tender offer documents with the U.S. Securities and Exchange Commission ("SEC"). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Except for historical information contained in this press release, the matters discussed in this press release (including our solicitation of proxies to elect our two director nominees to the Board of Directors of Pulse Electronics Corporation) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended March 31,
	2011	2010 *
	(unaudited)

Net Sales	$71,403	$56,069
Costs and expenses:
Cost of sales	57,132	47,157
Selling, general and administrative	10,057	9,189
Total costs and expenses	67,189	56,346
Income (loss) from operations	4,214	(277)
Interest income and other, net	68	122
Earnings (loss) before provision (benefit) for income taxes	4,282	(155)
Provision (benefit) for income taxes	1,038	(35)
Net earnings (loss)	$3,244	$(120)
Earnings (loss) per Class A common share - basic and diluted	$0.26	$(0.02)
Weighted average Class A common shares outstanding - basic and diluted	2,175	2,175
Earnings (loss) per Class B common share - basic and diluted	$0.28	$(0.01)
Weighted average Class B common shares outstanding - basic and diluted	9,526	9,464

*
Prior year amounts have been restated to reflect adjustments previously reported during the measurement period related to the Cinch acquisition as if all such adjustments had been recognized on the date of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2011	2010	LIABILITIES & EQUITY	2011	2010
	(unaudited)			(unaudited)
Current assets	$202,171	$203,564	Current liabilities	$39,729	$46,268
Property, plant & equipment, net	43,611	44,793	Noncurrent liabilities	10,990	10,571
Goodwill & intangibles, net	15,638	15,555
Other assets	13,276	13,260	Stockholders’ equity	223,977	220,333

Total Assets	$274,696	$277,172	Total Liabilities & Equity	$274,696	$277,172

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended March 31, 2011
	Income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)
GAAP measures	$4,214	$3,244	$0.26	$0.28
Severance costs	135	92	0.01	0.01
Non-GAAP measures(1)	$4,349	$3,336	$0.27	$0.29

	Three Months Ended March 31, 2010
	(Loss) income from operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)
GAAP measures	$(277)	$(120)	$(0.02)	$(0.01)
Severance costs	575	502	0.04	0.04
Acquisition-related costs and inventory-related purchase accounting adjustments	1,078	668	0.06	0.06
Non-GAAP measures(1)	$1,376	$1,050	$0.08	$0.09

(1)
The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”). These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Based upon discussions with investors and analysts, we believe that the reader’s understanding of Bel’s performance and profitability is enhanced by reference to these non-GAAP measures. Removal of amounts such as charges for severance, acquisition-related costs and inventory-related purchase accounting adjustments facilitates comparisons of our results among reporting periods. We believe that such amounts are not reflective of the relevant business in the period in which the cost or adjustment is recorded for accounting purposes.

(2)	Net of income tax at effective rate in the applicable tax jurisdiction.

(3)	Individual amounts of earnings (loss) per share may not agree to the total due to rounding.

Contact:

Investor Contact:
Neil Berkman Associates
310-477-3118
info@berkmanassociates.com
or
Company Contact:
Bel Fuse Inc.
Daniel Bernstein
President & CEO
201-432-0463